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                                                                   Exhibit 99.1

         WABTEC ANNOUNCES EPS EXPECTATIONS AND MERGER RESTRUCTURING PLAN

         WILMERDING, Pa., January 14, 2000 -- Wabtec Corporation (NYSE: WAB) today said it expects earnings per diluted share to be about 40 cents for the fourth quarter of 1999 and about $2 for the full year 2000. These figures exclude merger restructuring reserves. The company expects to announce final results for the fourth quarter in mid-February.

         Wabtec, formed from the combination of Westinghouse Air Brake and MotivePower Industries on Nov. 19, 1999, also announced part of its merger restructuring plan, which is now expected to yield synergies of $15 million pre-tax in 2000.

         "Our results in the short term will be lower than previously anticipated due primarily to delays in the ramp-up of certain contracts, which will continue through the first quarter," said William E. Kassling, chairman and chief executive officer. "In addition, the delay in completing our merger, originally set for mid-August, prevented us from taking cost-cutting actions during 1999 to improve our short-term results. We have, however, spent the past two months developing our merger restructuring and operating plans, and we now have even greater confidence in our ability to deliver cost savings through synergies. The restructuring actions we are announcing today are just the first steps in that direction."

         Kassling said the company expects to establish reserves totaling about $70 million pre-tax to cover merger transaction costs and restructuring actions. About $45 million of this amount will be recorded in the fourth quarter of 1999, with the balance to be recorded during 2000 as the company initiates additional restructuring actions.

         The fourth quarter 1999 charge includes the following actions: consolidating the corporate headquarters into one location; closing Young Radiator's plant in Iowa and downsizing its headquarters in Wisconsin; closing G&G Locotronics' plant in Itasca, Ill., and moving its production into the Wabtec Distribution facility in Elk Grove Village, Ill.; and implementing a consolidated, national sales force.

         Wabtec Corporation (www.wabtec.com) is North America's largest provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a full range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new locomotives up to 4,000 horsepower and provides aftermarket services, including locomotive and freight car fleet maintenance. Wabtec's mission is to help its customers achieve higher levels of quality, safety and productivity so they can compete more effectively. The company has 6,700 employees in facilities located throughout the world.

         This press release contains forward-looking statements, such as the statements regarding earnings expectations and merger synergies. The company's actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, the company's inability to achieve merger synergies; a slowdown in the U.S. or Mexican economy; and other factors contained in the company's regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

              Unaudited Summary Operating Results for December 1999
                 (Released as required by the merger agreement)

Net sales                           $103 million
Net income                          $6.6 million
Earnings per diluted share          $.15